EXHIBIT 27(k)(1)

                         Opinion and consent of Counsel


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                                                                     May 1, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re: Phoenix Life and Annuity Company Variable Universal Life Account Phoenix Life and Annuity Company
      Post-Effective Amendment No. 11 to Form N-6
      Registration Nos. 333-12989 and 811-7835

Dear Sirs:

As Counsel to the depositor, I am familiar with the variable life insurance policies, Phoenix Corporate Edge and Phoenix Executive Benefit-VUL ("Policies"), which are the subject of the above-captioned Registration Statement on Form N-6.

In connection with this opinion, I have reviewed the Policies, the Registration Statement, the Charter and By-Laws of the company, relevant proceedings of the Board of Directors, and the provisions of Connecticut insurance law relevant to the issuance of the Policies.

Based upon this review, I am of the opinion that the Policies, when issued, will be validly issued, and will constitute a legal and binding obligation of Phoenix Life and Annuity Company.

My opinion is rendered solely in connection with the Registration Statement and may not be relied upon for any other purposes without my written consent. I hereby consent to the use of this opinion as an exhibit to such Registration Statement, and to my being named under "Experts" therein.


                                            Very truly yours,


                                            /s/ Matthew A. Swendiman
                                            ------------------------
                                            Matthew A. Swendiman, Counsel
                                            Phoenix Life and Annuity Company